Exhibit  99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:

Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
MONDAY, MAY 19, 2008
RAVEN INDUSTRIES REPORTS FIRST QUARTER RESULTS
SIOUX FALLS, SD—May 19, 2008—Raven Industries, Inc. (RAVN: NasdaqNGS) today announced that continued strong demand for Flow Controls Division products led to new highs in revenues and earnings for the three months ended April 30, 2008.
Strong Start to Fiscal 2009
Sales for the first quarter rose 29 percent to $75.2 million from $58.1 million at this time last year. Most of the increase was due to strong sales from new and existing products at Flow Controls, supported by revenue growth from Engineered Films and Aerostar. Net income for the latest three months expanded 27 percent to $10.9 million, or 60 cents per diluted share, compared with $8.5 million, or 47 cents per diluted share, for last year’s three months.
“Record prices for crops such as corn and wheat, and higher input costs for fuel and fertilizer, create demand for precision agriculture products to help growers cost-effectively plant and manage their acreage,” said Ronald M. Moquist, chief executive officer. “That is driving demand for the entire line of products offered by our Flow Controls Division. This stronger than expected performance, combined with significant operating income increases at our smaller Aerostar segment, more than offset the lower profitability we are experiencing in Engineered Films and Electronic Systems, which are being affected by weak construction and home-improvement markets.”
Engineered Films Begins to Stabilize
Engineered Films Division sales for the first quarter increased 12 percent to $22.0 million versus $19.7 million at this time last year. Operating income was $3.9 million, down 23 percent from $5.0 million for last year’s three months, reflecting lower gross margins. The weaker construction market began to affect the division in the second half of the previous fiscal year. The resulting competitive pricing pressure, combined with higher costs for plastic resin used to
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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create films, reduced operating margins. However, first quarter operating margins appear to have stabilized from their fourth quarter levels, reaching 17.6 percent versus 17.1 percent in the three months that immediately preceded it.
“Revenues rose as we saw continued strength in the oil and gas industry, creating particular demand for our pond liners used in exploration drilling,” Moquist explained. “We also increased our sales to the construction market and began to ship our new radon barrier product, VaporBlock Plus™, which has been well received. We believe one benefit of the slower construction market is that builders are looking for ways to differentiate their products. So having homes that reduce the flow of radon gas—or using our new FortressPro™ house wrap to provide better air and water protection than the market leaders’ offerings—are seen as giving builders an edge. These are two examples of value-added products that will lead this division to improved performance—and that we would not have been able to offer without expanding our manufacturing capability and capacity over the last two years.”
Flow Controls Sets New Records
Flow Controls Division sales reached $34.8 million, up 76 percent from $19.8 million for last year’s first quarter. International sales more than doubled and accounted for 19 percent of the division’s revenues. Operating income for the three months improved 90 percent to $13.5 million from last year’s $7.1 million.
“While a rising tide floats all boats, what differentiates Flow Controls is that it offers the products the market truly values,” Moquist commented. “One example is our Cruizer™, a low-cost GPS guidance system for farmers just starting to adopt a precision approach to agriculture. We introduced this product last fall. Usually it takes one to two years for a new product to hit its stride. Cruizer has done more than allow us to greatly exceed our sales forecast. It is helping us successfully expand beyond our traditional niche of sprayer-related products and into serving a much broader grower market. As a result of the demand for this and other Flow Controls products, we added a second production shift to meet current demand, and expanded our engineering and sales staff as we prepare for future growth.”
Electronic Systems Faces Difficult Comparisons
Electronic Systems Division sales were $13.3 million for the quarter, down 8 percent from $14.5 million at this time last year. Operating income for the latest three months decreased 73 percent to $640,000 from $2.4 million.
“We continued to face the twin issues of losing a significant account through acquisition, and having the downturn in new home construction and home improvements negatively affect our customers in furniture and bed controls,” Moquist stated. “We were able to replace some of the sales with a strong increase in products for the avionics market. These programs have lower margins than the products they are replacing, which is giving us an unfavorable mix. Until we can build up our volume of business, we have to lower our costs. To that end, we reduced the size of our manufacturing staff and will be reassigning some of our Sioux Falls manufacturing
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space to the expanding Flow Controls Division. Electronic Systems also is beginning to produce circuit boards for Flow Controls, helping that division keep up with demand.”
Aerostar Posts Strong Results
Aerostar’s $6.0 million in sales rose 44 percent from $4.2 million for the first three months a year ago. Operating income reached $806,000, a dramatic improvement over $214,000 in last year’s first quarter.
“Most of the increase in sales came as we began the second quarter of shipping under the two-year Army MC-6 parachute contract, which was recently expanded to $18 million,” Moquist said. “We saw margins improve as parachute production increased. In addition, the quarter reflected shipments of fuel-handler coveralls under a one-year $6 million contract with the Army, and increased sales of high-altitude research balloons. While Aerostar is our smallest business, its profitability is clearly accelerating.”
Solid Balance Sheet, Cash Flows
At April 30, 2008, cash and investment balances were $21.6 million, up from $15.7 million on the same date last year, reflecting solid cash flows from operations and modest capital investment levels. Higher sales and demand for Flow Controls products led to a 44 percent rise in accounts receivable to $50.0 million from last year’s $34.8 million. Flow Controls uses extended collection terms to sell its agricultural products and manage capacity constraints. The 30 percent rise in inventory to $37.2 million from a year ago reflected Flow Controls’ growth and increases at Engineered Films, which had relatively low inventory levels in last year’s first quarter.
As a result of the higher accounts receivable, operating cash flows for the quarter were $5.1 million versus prior year’s $9.7 million. Cash used for capital expenditures in the latest period was $1.0 million compared with $2.4 million. Capital expenditures for the entire year are still expected to be in the $8 million range. During the quarter, the company spent $3.0 million to repurchase 99,100 shares and raised its per-share quarterly dividend by 18 percent, to 13 cents—the 22nd consecutive year with a dividend increase.
Another Record Year Expected
“We are seeing the advantages of Raven’s business model: strong performance in one area can offset temporary setbacks in others,” Moquist said. “We believe this approach will lead to another record year in sales, earnings and operating cash flows while we continue to invest in our future.
“The sales momentum at Flow Controls should continue this year,” he added. “The reasons behind this include our growing market penetration in North America along with our expanding international presence in areas such as Eastern and Western Europe and South America. There is seasonality in the ag business, so while we expect to see double-digit increases in Flow Controls’ quarterly sales and operating income compared with the prior year, these are not expected to
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have the same impact on total company results as in the first quarter. This means second quarter consolidated sales and earnings are not expected to show the same level of growth as in the first quarter. We expect Engineered Films will be able to report sales increases despite softness in some of the markets it serves. This should result from a good level of demand from the energy market, plus innovative new products. Operating income will remain a challenge, due to higher resin costs. As construction markets improve, production volumes should rise, which in turn would allow us to realize the long-term earnings potential from this segment.
“While the Electronic Systems Division is working hard to replace the $7 million in annual revenue from the customer that was lost, this will take some time to accomplish,” Moquist explained. “And the situation is exacerbated by the slowdown in bed control sales. As a result, we expect to see significantly lower operating income comparisons from this business for the balance of the year. We believe Aerostar is on track to more than double its operating income for the year. Most of Aerostar’s annual revenues are already in place, as it produces and delivers on contracts for parachutes and protective wear. There is also upside potential from the interest we are seeing in high-altitude research balloons and tethered aerostats.
“Our commitment to providing value to shareholders remains strong. We are reviewing opportunities to reinvest in our growing operations, including making acquisitions. Our strong cash flows and balance sheet give us great flexibility here. If we do not find a way to invest to accelerate our growth, then we will consider returning excess cash to shareholders in the form of a special dividend or increased share repurchases later this year,” Moquist concluded.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its first quarter performance and related trends in its business. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through May 26, 2008. To access the rebroadcast, dial 888-203-1112, and enter this passcode: 8648565. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words, “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable
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assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2008	2007	Change
Net sales	$75,166	$58,103	29%
Cost of goods sold	53,151	40,729

Gross profit	22,015	17,374	27%

Selling, general and administrative expenses	5,374	4,536

Operating income	16,641	12,838	30%

Other income, net	(118)	(187)

Income before income taxes	16,759	13,025	29%

Income taxes	5,877	4,485

Net income	$10,882	$8,540	27%

Net income per common share:
-basic	$0.60	$0.47	28%
-diluted	$0.60	$0.47	28%

Weighted average common shares outstanding:
-basic	18,103	18,077
-diluted	18,154	18,180
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2008	2007	Change
Net Sales:
Engineered Films	$22,005	$19,654	12%
Flow Controls	34,846	19,835	76%
Electronic Systems	13,279	14,472	(8)%
Aerostar	6,019	4,180	44%
Intersegment Eliminations	(983)	(38)

Total Company	$75,166	$58,103	29%

Operating Income:
Engineered Films	$3,864	$5,018	(23)%
Flow Controls	13,546	7,115	90%
Electronic Systems	640	2,373	(73)%
Aerostar	806	214	277%
Intersegment Eliminations	(29)	—

Total Segment Income	$18,827	$14,720

Corporate Expenses	(2,186)	(1,882)	(16)%

Total Company	$16,641	$12,838	30%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30	January 31	April 30
	2008	2008	2007
ASSETS
Cash, cash equivalents and short-term investments	$21,632	$22,772	$15,660
Accounts receivable, net	50,015	36,538	34,841
Inventories	37,226	36,529	28,612
Other current assets	5,890	5,030	4,076

Total current assets	114,763	100,869	83,189

Property, plant and equipment, net	34,613	35,743	37,171
Other assets, net	11,149	11,249	10,963

	$160,525	$147,861	$131,323

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$11,691	$8,374	$7,706
Accrued and other liabilities	17,034	13,734	12,579

Total current liabilities	28,725	22,108	20,285

Other liabilities	7,734	7,478	6,806
Shareholders’ equity	124,066	118,275	104,232

	$160,525	$147,861	$131,323

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30
	2008	2007
Cash flows from operating activities
Net income	$10,882	$8,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,820	1,492
Deferred income taxes	(63)	(117)
Other operating activities, net	(7,516)	(177)

Net cash provided by operating activities	5,123	9,738

Cash flows from investing activities
Capital expenditures	(974)	(2,382)
Other investing activities, net	(1,755)	(50)

Net cash used in investing activities	(2,729)	(2,432)

Cash flows from financing activities
Dividends paid	(2,353)	(1,990)
Purchase of treasury stock	(2,966)	(282)
Other financing activities, net	(13)	(159)

Net cash used in financing activities	(5,332)	(2,431)

Effect of exchange rate changes on cash	(2)	2

Net (decrease) increase in cash and cash equivalents	(2,940)	4,877
Cash and cash equivalents at beginning of period	21,272	6,783

Cash and cash equivalents at end of period	18,332	11,660
Short-term investments	3,300	4,000

Cash, cash equivalents and short-term investments	$21,632	$15,660

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